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AXIS CAPITAL HOLDINGS LIMITED
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Dear Friend of AXIS, Thank you for your interest in our 2019 Annual Report, titled “Foundation for the Future”. It was written and sent to print before the novel coronavirus advanced across the globe. It seems a lifetime ago. Yet, I am encouraged the key principles discussed therein remain as relevant as ever in the era of the global pandemic and the challenges our society will face over the next many months. We wrote of the multi-year transformation we had launched to become a stronger, more nimble company to address the growing challenges facing our industry, including climate change, new and emerging risks, geopolitical factors and disruptive technologies. We can add to that list a pandemic that threatens millions of lives and has disrupted the global economy. It is not hyperbole to posit this pandemic will change us forever. We acknowledged our journey faced many challenges, but it remains that the progress we’ve achieved has prepared our Company to address the COVID-19 pandemic in a much stronger position than we have been in many years. Our capital adequacy, whether calculated using our own internal models, regulatory requirements or rating agency benchmarks, was stronger at the end of 2019 than it had been in many years. A major contributor to our capital adequacy was a significant reduction in our net exposure to catastrophe risk, the result of improved construction of our gross portfolio and increased use of reinsurance, retrocession and third-party capital. After many years of repositioning, AXIS entered 2020 with what we believe to be the best-balanced book of business in the history of our Company. We also had a prudently constructed investment portfolio, with over 84% of invested assets in investment grade fixed income securities and a low exposure to equities. To be clear, we will not avoid losses related to COVD-19, nor the mark-to-market volatility in investments, as capital markets gyrate with every piece of news. Our corporate purpose centers around protecting our customers from the unfortunate impact of calamitous events. They placed their trust in us when purchasing (re)insurance protection, and we will pay all valid claims with pride and honor. Given what we know today, we are confident that with total capital of $7.4 billion at December 31, 2019, we have ample funds to address the liabilities for which we contracted. One of the concepts addressed in our annual report is the social purpose of our industry – to mutualize risk, not to subsidize it. We are mindful of and sympathetic to the significant setbacks faced by individuals and businesses across the globe. We see it in our families and communities everywhere we live and work. However, the best way for our industry to serve its social purpose is to pay all claims where coverage was agreed. To do any different would put at risk the solvency of our industry. Insurance could play an instrumental role in the economic recovery from the pandemic, but it is not reasonable to weaken a critical component of social stability in asking our industry to pay for coverages that were not offered, agreed to, nor paid for. As a purpose-driven organization, AXIS feels a deep commitment to do our part to give back and help support the relief efforts that are underway globally, as well as in our local communities. In April 2020, we announced that we are re-focusing our planned charitable investments to commit $1 million in targeted philanthropic donations to support global and local COVID-19 relief and community support efforts. The donations are an extension of our Corporate Citizenship strategy, which focuses on initiatives that build resilience and sustainable value, and its long-standing philanthropic support of the communities in which AXIS does business. Another subject of our report was our investment in technology and furthering agile and efficient operations. Over the last few years, we invested tens of millions of dollars to replace our technical platform, establishing appropriate redundancy and business continuity plans, reducing paper requirements, and equipping all of our colleagues with laptops and 24/7 access to our core systems. In recent weeks, we also added digital Work From Home kits to improve their ability to work remotely. These investments have delivered outstanding returns in 2020, in the shape of seamless ADDENDUM TO THE LETTER FROM THE CEO* TO OUR SHAREHOLDERS Addendum to the Letter from the CEO continuation of first-class service to all our customers and partners in distribution all over the world. As I write this letter, we have completed five weeks of Work From Home protocols, continuing to receive submissions, submit quotes, bind business and pay claims, and executing on opportunities to play both defense and offense, with admirably high levels of productivity and responsiveness. I am proud of the service we are providing in these difficult times, and I am confident it will further enhance our brand in our chosen markets: • A specialty insurer and global reinsurer with a recognized ability to help customers manage complex risks • A firm known for the acumen and technical expertise of our underwriters, and • A carrier committed to providing great service, including best in class claims management, to our customers and partners in distribution None of this would be possible without our outstanding family of AXIS colleagues across the world. Having worked with them for many years, I am never surprised by their commitment, hard work, and dedication to our Company and our customers. In these last few weeks, they have surpassed every expectation. I am grateful for their engagement, and the manner in which they have navigated this crisis with fortitude, imagination, grit and grace. They are the reason we will get through this crisis in a stronger relative position and prepared to participate in the recovery that will inevitably follow the pandemic. The worst of this pandemic will pass, and our communities will begin the hard work of recovery, even as we are likely to sustain social distancing until we find a reliable vaccine and cure for COVID-19. All indications are that this will be an expensive experience for our industry, and the longer-term challenges highlighted earlier in our letter will remain. In my experience, periods of difficulty and crisis are generally followed by windows of significant opportunity and growth. We intend to manage our Company to minimize the downsides of this pandemic, keep an eye on the future, and emerge on the other side in a strong relative position to respond to the needs of our customers and partners in distribution, and continue on the path to leadership in specialty lines and global reinsurance on which we were already committed. This is our promise to all of our customers, partners in distribution, colleagues, investors and other stakeholders of our Company. Thank you for your continued confidence and support. May you and your loved ones stay safe and healthy. Albert A. Benchimol President and Chief Executive Officer *Cautonary Note Regarding Forward-Looking Statements This communication contains forward-looking statements within the meaning of the U.S. federal securities laws. All statements, other than statements of historical facts included in this communication, including statements regarding our estimates, beliefs, expectations, intentions, strategies or projections, including without limitation statements related to our expectations regarding the impact of the COVID-19 pandemic and the impact of measures we are taking in response to the COVID-19 pandemic, are forward-looking statements. In some cases, these statements can be identified by the use of forward-looking words such as “may,” “will,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “intend” or similar expressions. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include: the occurrence and magnitude of natural and man-made disasters, as well as outbreaks of pandemic or contagious diseases, including without limitation the COVID-19 pandemic; actual claims exceeding our loss reserves; the failure of any of the loss limitation methods we employ; the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions; the failure of our cedants to adequately evaluate risks; the use of industry catastrophe models and changes to these models; general economic conditions; and the other factors set forth in our most recent Annual Report on Form 10-K, as such factors may be updated or superseded from time to time in our periodic filings with the Securities and Exchange Commission. You are urged to carefully consider all such factors and we note that the COVID-19 pandemic may have the effect of heightening many of the risks and uncertainties described. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Addendum to the Letter from the CEO